Exhibit 23.4

CONSENT OF DEGOLYER AND MACNAUGHTON
Ladies and Gentlemen:
We hereby consent to (i) the inclusion of our third party letter report dated February 4, 2014 (the “Letter Report”), containing our opinion on the proved reserves attributable to certain properties that Linn Energy, LLC has represented that it owns associated with the acquisition of Berry Petroleum Company, as of December 31, 2013, (ii) the use of and reference to our third party letter report dated February 15, 2013, containing our opinion on the proved reserves attributable to certain properties owned by Berry Petroleum Company, as of December 31, 2012, and (iii) the use of and reference to our third party letter report dated February 15, 2012, containing our opinion on the proved reserves attributable to certain properties owned by Berry Petroleum Company, as of December 31, 2011, in the sections “Business,” “Risk Factors,” “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Supplemental Oil and Natural Gas Data (Unaudited)” incorporated by reference to the Linn Energy, LLC Annual Report on Form 10-K for the year ended December 31, 2013, and in the registration statements on Form S-1 (No. 333-182305) and Form S-4 (333-187484) of LinnCo, LLC. We further consent to the inclusion of our Letter Report, incorporated by reference to the Linn Energy, LLC Annual Report on Form 10-K for the year ended December 31, 2013 included as Exhibit 99.1 in the LinnCo, LLC Annual Report on Form 10-K for the year ended December 31, 2013.
Very truly yours,

/s/ DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716
Dallas, Texas
March 3, 2014